Exhibit 99.1

Formal Notice of Blackout Period
Under the
Dover Corporation Retirement Savings Plan
(As Required Under Section 306(a)(6) of the Sarbanes-Oxley Act of 2002)

To:        All Executive Officers and Directors of Dover Corporation
Securities and Exchange Commission
From:        Dover Corporation
Date:         January 24, 2014
Subject:    Notice of Trading Blackout Period
____________________________________________________________________________________

This Notice is being provided to you pursuant to Rule 104 of Regulation BTR, promulgated under Section 306(a)(6) of the Sarbanes Oxley Act of 2002. The purpose of this Notice is to inform you of an impending "blackout period" under the Dover Corporation Retirement Savings Plan (the "Plan"), during which you will be generally prohibited from effecting any direct or indirect transactions in Dover Corporation common stock, par value $1.00 per share ("Company Stock"), that you acquired in connection with your employment or service as an executive officer or director of Dover Corporation ("Dover").

Reasons for Blackout Period

As you are aware, Dover will spin off Knowles Corporation into a separate, stand-alone company early this year. This transaction will cause certain changes to the Dover Stock Fund held in the Plan. As a result of these changes, Plan participants and beneficiaries will temporarily be unable to transfer funds into or out of the Dover Stock Fund. This period, during which participants and beneficiaries will be unable to exercise these rights otherwise available under the Plan, is called a "blackout period."

Length of Blackout Period

The blackout period for the Dover Stock Fund is expected to begin on February 24, 2014 and last 12 calendar days, with an expected end date of March 7, 2014. If the spin-off date changes and Dover is required to adjust the beginning date or the length of the blackout period, Dover will provide you with notice of such adjustment as soon as reasonably practicable.
Restrictions on Executive Officers and Directors During the Blackout Period
Because participants and beneficiaries of the Plan will be unable to move assets into or out of the Dover Stock Fund during the blackout period, Dover's executive officers and directors will be subject to the trading restrictions imposed under Section 306(a) of the Sarbanes-Oxley Act of 2002 for the duration of the blackout period. Subject to limited exceptions, these restrictions generally prohibit the direct or indirect purchase, sale or other acquisition or transfer of any Company Stock that you acquired in connection with your employment or service as an executive officer or director of Dover. For this purpose, there is a rebuttable presumption that any Common Stock that you attempt to transfer during the blackout period was acquired in connection with your Dover employment or service.

Who to Contact for Additional Information

If you have any questions about this Notice or the blackout period generally, you may contact RetirementPlans@dovercorp.com, or Dianne Purcell, Retirement Plan Manager, 3005 Highland Ave, Downers Grove, IL, 60515, 630-541-1540.